PROSPECTUS SUPPLEMENT                          Filed pursuant to Rule 424(b)(3)
To Prospectus Dated July 31, 1997,                    Registration No. 333-31973
As Supplemented to Date

                                1,657,560 Shares

                                 PHYMATRIX CORP.

                                  Common Stock


         This Prospectus Supplement (the "Supplement") relates to up to 33,331 shares (the "Shares") of Common Stock, par value $.01 per share, of PhyMatrix Corp., a Delaware corporation (the "Company"), which may be offered and sold pursuant to the Company's Registration Statement on Form S-3 (No. 333-31973) (the "Registration Statement"). This Supplement should be read in conjunction with the Prospectus dated July 31, 1997, which is a part of the Registration Statement, as such Prospectus may have been supplemented to date (the "Prospectus"). A copy of the Prospectus accompanies this Supplement. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

         The following Selling Stockholders acquired their Shares pursuant to the Company's acquisition of the assets of physician practices owned by the Selling Stockholders. The Company manages the practices of these Selling Stockholders pursuant to physician practice management agreements entered into at the time of the acquisitions. To the Company's knowledge, the Shares which may be offered represent all the shares of Common Stock currently owned by each of the Selling Stockholders, and if all of such Shares are sold, the Selling Stockholders will not hold any shares of Common Stock of the Company.

     Name                                            Shares
     ----                                            ------
     Mark S. Brown, M.D., P.A.                        6,666
     Mark R. Dosch, M.D.                              6,666
     Lopez-Torres and Alalu, M.D., P.A.              13,333
     James H. DeGerome, M.D., P.A.                    6,666


     The closing price of the Company's Common Stock as reported on The Nasdaq National Market on October 8, 1997 was $16.625 per share.


           The date of this Prospectus Supplement is October 9, 1997.